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Exhibit 21.1
Subsidiaries of the Registrant

                                                   Jurisdiction of Incorporation

Subsidiaries of Astoria Financial Corporation

Astoria Federal Savings and Loan Association                    United States
   a/k/a Astoria Federal Savings
Astoria Capital Trust I                                         Delaware
A.F. Insurance Agency, Inc.                                     New York

Subsidiaries of Astoria Federal Savings and Loan Association

A.F. Agency, Inc.                                               New York
A.F. Roosevelt Avenue Corp.                                     New York
Astoria Federal Mortgage Corp.                                  New York
Astoria Federal Savings and Loan Association
   Revocable Grantor Trust                                      New York
Entrust Holding Corp.                                           New York
Infoserve Corporation                                           New York
Star Preferred Holding Corp.                                    New Jersey
Suffco Service Corporation                                      New York
201 Old Country Road, Inc.                                      New York

Astoria Federal has four subsidiaries which may qualify for alternative tax treatment under Article 9A of the New York State Tax Law and therefore, although inactive, are retained by Astoria Federal.

Astoria Federal has seven subsidiaries, four of which are single purpose entities that have interests in individual real estate investments, which individually and in the aggregate are not material to our financial condition, and two of which have no assets or operations but may be used to acquire interests in real estate in the future. The seventh such subsidiary serves as a holding company for one of the other six.

Astoria Federal has five additional subsidiaries, all of which are inactive and which Astoria Federal intends to dissolve or is in the process of dissolving.


Subsidiaries of Star Preferred Holding Corporation

Astoria Preferred Funding Corporation                           Delaware
Starline Development Corp.                                      New York